Exhibit 99.1

Vyyo Reports First Quarter 2007 Financial Results

NORCROSS, GA, May 14 /PRNewswire-FirstCall/ — Vyyo Inc. (Nasdaq: VYYO), a supplier of broadband access equipment for cable system operators, today reported financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, Vyyo reported sales of $0.6 million, compared to $1.8 million in the fourth quarter of 2006 and $2.4 million in the first quarter of the previous year. Loss for the first quarter of 2007 was $11.0 million, or $0.61 per share, compared to a loss of $6.5 million, or $0.36 per share, in the fourth quarter of 2006 and a loss of $8.0 million, or $0.50 per share, in the first quarter of the previous year. The loss for the first quarter of 2007 included a one-time non-cash charge of $3.3 million in financial expenses from extinguishment of debt, which resulted from expensing the unamortized debt issuance costs and accretion, related to the financing with Goldman, Sachs & Co. in March of 2006.

Vyyo ended the first quarter of 2007 with $31.2 million of cash and cash equivalents and short-term investments, up from $18.7 million at the end of the fourth quarter of 2006.

“Cable system operators are recognizing the ability of our UltraBand™ spectrum overlay platform to provide an unparalleled increase in upstream capacity and to enable the delivery to subscribers of 100 channels of HDTV, HDTV on-demand, and T1, high-bandwidth DOCSIS 3.0 and Ethernet services,” said Wayne Davis, CEO of Vyyo. “Through our announced relationships with Cox Communications and StarHub and our new funding from Goldman, Sachs & Co. we are showing that we are making progress with cable and that we have the resources necessary to execute on our strategy.”

Investor Conference Call

The company will host an investor conference call to discuss the first quarter results on Monday, May 14, 2007 at 9:00 AM EST after which management will host a question and answer session.  To participate, domestic participants should dial 800-218-0204 and international participants should dial 303-262-2140 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call.  The call can be accessed at the Events & News section on the homepage of Vyyo’s website at www.vyyo.com.  A telephone replay will be available through May 21, 2007 by dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering access code 11089363#.

About Vyyo Inc.

Cable operators get more from their networks with Vyyo. Vyyo products designed for use by cable television operators include spectrum overlay solutions designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” and business services solutions that can help operators meet the needs of small/medium-sized enterprises using existing cable plant.  Spectrum overlay increases bandwidth by up to 2x in the downstream and 4x or more in the upstream, addressing requirements for advanced residential and business services. For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the opportunities created for our customers given our ability to provide spectrum overlay solutions and dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: our ability to close the transaction as contemplated or at all; whether we will be able to accelerate the movement from development stage to deployment and establish meaningful commercial relationships with cable system operators; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our spectrum overlay and T1 solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

NOTE:  All trademarks mentioned herein are the property of their respective owners. DOCSIS is a trademark of Cable Television Laboratories, Inc.

PRESS:	INVESTORS:
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per common share data

	Three months ended
	March 31,		December 31,	March 31,
	2007		2006	2006
	Unaudited		Unaudited	Unaudited

Revenues:
Revenues	$ 462		$ 413	$ 569
Revenues from related party (Arcadian Networks, Inc.)	161		1,343	1,800
Total revenues	623		1,756	2,369
Cost of revenues (1):
Cost of products sold	618		354	318
Cost of products sold to related party (Arcadian Networks, Inc.)	80		1,085	1,492
Write-down of inventory and purchase commitments	—		255	—
Insurance reimbursement for damaged inventory	—		(710)	—
Total cost of revenues	698		984	1,810

Gross profit (loss)	(75)		772	559

Operating expenses (income) (2):
Research and development	2,868		2,872	2,461
Sales and marketing	1,881		1,967	2,643
General and administrative	2,047		1,998	3,009
Other income - insurance reimbursement	—		(209)	—
Total operating expenses	6,796		6,628	8,113
Operating loss	(6,871)		(5,856)	(7,554)

Financial income	244		320	155
Financial expenses	(4,162	)(3)	(908)	(424)
Loss before income taxes	(10,789)		(6,444)	(7,823)
Income taxes	(250)		(89)	(157)
Loss for the period	$ (11,039)		$ (6,533)	$ (7,980)

Loss per share of common stock	$ (0.61)		$ (0.36)	$ (0.50)

Weighted average number of shares of common stock outstanding, basic and diluted	18,095		18,035	15,859

(1)	Includes stock-based compensation	$ 18	$ 23	$ 14
(2)	Includes stock-based compensation:
	Research and development	$ 130	$ 153	$ 217
	Sales and marketing	$ 291	$ 343	$ 469
	General and administrative	$ 447	$ 635	$ 1,281
(3)	Includes $3,263 as a result of extinguishment of debt

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	March 31,	December 31,
	2007	2006
	Unaudited

Current Assets:
Cash, cash equivalents and short-term investments	$ 31,154	$ 18,688
Accounts receivable, net:
Related party (Arcadian Networks, Inc.)	—	991
Other	468	194
	468	1,185
Inventory, net	2,320	2,362
Other current assets	923	996
Total Current Assets	34,865	23,231

Long-Term Assets:
Restricted cash	5,000	5,000
Property and equipment, net	1,662	1,676
Employee rights upon retirement funded	1,221	1,168
Debt issuance cost, net	150	1,074
Total Assets	$ 42,898	$ 32,149

Liabilities and Capital Deficiency
Current Liabilities:
Accounts payable	$ 1,349	$ 1,719
Accrued liabilities	8,140	7,877
Deferred revenues - related party (Arcadian Networks, Inc.)	3,679	3,795
Total Current Liabilities	13,168	13,391

Long-Term Liabilities
Promissory note	5,401	5,078
Senior secured note	—	5,085
Convertible note	35,000	10,097
Liability for employee rights upon retirement	2,345	2,111

Total Liabilities	55,914	35,762

Total Capital Deficiency	(13,016)	(3,613)
Total Liabilities and Capital Deficiency	$ 42,898	$ 32,149